EXHIBIT 10.1


       Amendment, Extension and Addition to Securities Purchase Agreement
                              dated July 15, 2004

This Amendment, Extension and Addition ("Amendment") to Securities Purchase Agreement dated July 15, 2004 between Crestview Capital master, LLC and Genio Group, Inc. ("Original Agreement") is entered into with respect to the following factual background:

1. The Company requires additional capital, which Crestview is willing to provide on the terms and conditions herein.

Now therefore, the parties agree as follows:

2. Crestview shall purchase an additional $300,000 principal amount of 8% Convertible Debentures due December 31, 2005, in the form attached hereto as Exhibit A. and a Warrant to purchase 750,000 shares of Common Stock at an exercise price of $0.40, in the form attached hereto as Exhibit B; and a further $200,000 principal amount of Debentures and Warrants within 10 business days of the initial closing.

3. contemporaneous with such investment, Crestview shall exchange wit the Company its existing Debenture in the principal amount of $1,500,000 and its Series A-1 Warrant and Series A-2 Warrant, each to purchase 900,000 shares of Common Stock, for new Amended and Restated Debentures and Warrants in the forms attached hereto as Exhibits C, D, and E, respectively. For clarity, the new Amended and Restated Debenture has a conversion price of $0.25 and a maturity date of December 31, 2005, and the new Amended and Restated Warrants have exercise prices of $0.60.

4. All Underlying Shares shall be Registrable Securities under the existing Registration Rights Agreement.

5. All other terms and conditions of the Original Agreement and Transaction Documents shall remain in full force and effect.

In witness whereof, the parties hereto have executed this Amendment as of October 28, 2004.


Crestview Capital Master, LLC               Genio Group


By: /s/ Stuart Flink                        By: /s/ Andrew J. Schenker
Title:  Manager                             Title: CFO